                                                                    EXHIBIT 10.1

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                           ASSET PURCHASE AGREEMENT


                                 by and among


                       TANGRAM ENTERPRISE SOLUTIONS INC.


                                      and


                        AXIAL TECHNOLOGY HOLDING AG and

                             WYZDOM SOLUTIONS INC.



                               February 13, 2001


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

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 13, 2001, is made and entered into by and between Tangram Enterprise Solutions Inc., a Pennsylvania corporation ("Buyer") and Axial Technology Holding AG, a Swiss registered company ("ATH") and Wyzdom Solutions Inc., a California corporation ("WSI," and together with ATH, "Sellers").

     WHEREAS, ATH is the owner of all of the ATH Assets, as defined in Section 1.01(a) hereof; and

     WHEREAS, ATH desires to sell and assign to Buyer, and Buyer desires to purchase and assume from ATH, on the terms and subject to the conditions set forth in this Agreement, the ATH Assets; and

     WHEREAS, WSI is the owner of the WSI Assets, as defined in Section 1.01(b) hereof; and

     WHEREAS, WSI desires to sell and assign to Buyer, and Buyer desires to purchase and assume from WSI, on the terms and subject to the conditions set forth in this Agreement, the WSI Assets

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

   PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES; PURCHASE PRICE
   -------------------------------------------------------------------------

     1.01 Purchase and Sale of Assets. On the terms and subject to the
          ---------------------------
conditions set forth in this Agreement, each Sellers, or its assigns, agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and acquire from each of Sellers, free and clear of all liens and encumbrances, all right, title and interest of each of Sellers, as of the date and time (the "Closing Date") of the consummation of the transactions contemplated herein (the "Closing"), in and to:

          (a)  the following assets of ATH (the "ATH Assets"):

               (i) all rights of ownership to ATH's proprietary asset management technology, some or all of which is commonly known as Wyzdom ("Wyzdom");

               (ii) all documents, tools or other tangible materials embodying technology or intellectual property rights related to Wyzdom owned by, licensed to or otherwise controlled by ATH, whether such properties are located on the business premises of either of Sellers or on the business premises of suppliers or customers of either of Sellers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of Wyzdom and related products and services;

               (iii) all rights in patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by ATH or used in, developed for use with or otherwise related to Wyzdom, and all related products and services;

               (iv) all ATH's books, records, databases and other documents and information relating to Wyzdom, including, without limitation, all marketing, sales and sales information, implementation, customer support, and training documentation, together with all processes and procedures, customer, prospect, dealer and distributor lists, sales literature, purchase orders and invoices, sales orders and sales order log books, customer information, product data, material safety data sheets and price lists related to Wyzdom products and services;

               (v) all permits, licenses and other governmental approvals held by ATH with respect to the Wyzdom products and services, to the extent they are assignable; and;

               (vi) all license, maintenance, services and distribution agreements for Wyzdom products (collectively, the "ATH Purchased Contracts"), which ATH Purchased Contracts are listed in Schedule
                                                              --------
     1.01(a)(vi) hereto; and
     -----------
          (b) the following assets of WSI (the "WSI Assets" and, together with the ATH Assets, the "Assets"):

               (i) all license, maintenance, services and distribution agreements for Wyzdom products (collectively, the "WSI Purchased Contracts" and, together with the ATH Purchased Contracts, the "Purchased Contracts"), which WSI Purchased Contracts are listed in Schedule 1.01(b)(i) hereto;
                                                 -------------------

               (ii) cash equivalent to funds received with respect to maintenance/service agreements, to the extent that those funds are unearned at the time of closing as set forth in Schedule 1.01(b)(ii); and

               (iii) all WSI's books, records, databases and other documents and information relating to Wyzdom, including, without limitation, all marketing, sales and sales information, implementation, customer support, and training documentation, together with all processes and procedures, customer, prospect, dealer and distributor lists, sales literature, purchase orders and invoices, sales orders and sales order log books, customer information, product data, material safety data sheets and price lists related to Wyzdom products and services.


     1.02  Assumption of Liabilities.  Buyer agrees to assume, pay, perform in
           -------------------------
accordance with their terms or otherwise satisfy, as of the Closing Date all liabilities of Sellers under the Purchased Contracts and the employment contracts listed on Schedule 1.02 hereto (collectively, the "Assumed
                    -------------
Liabilities").

     1.03. Excluded Liabilities.  Other than as set forth in Section 1.02
           --------------------
hereto, the parties hereto expressly agree that each of Sellers shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of either of Sellers, related to the Assets or otherwise, of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise.

     1.04  Purchase Price.  The aggregate purchase price (the "Purchase Price")
           --------------
to be paid by Buyer to Sellers for the Assets shall be (i) the "Base Price, " as defined in Section 1.05 hereof, and (ii) the "Contingent Price," as defined in
Section 1.06 hereof.

     1.05  Base Price.  The portion of the Purchase Price that is payable, at
           ----------
the Closing and on each of three "Anniversary Payment Dates," as defined below (the "Base Price"), is as follows:

           (a) Stock Consideration. At the Closing, Buyer shall transfer to Sellers or Sellers' assigns shares of its common stock, Nasdaq symbol TESI (the "Buyer Common Stock") in the amount of 3,000,000 shares (the "Stock Consideration"). The Stock

Consideration shall be payable, in the manner set forth in Section 1.07 hereof, in fully paid, nonassessable shares of Buyer Common Stock, issued without registration under the Securities Act of 1933 pursuant to an exemption therefrom, and transfer shall be restricted as provided by Section 3.10. The Stock Consideration shall be delivered free of any liens, security interests or encumbrances arising by or through Buyer, except for the transfer restrictions referred to in Section 3.10.

          (b) Cash Consideration. Buyer shall pay to Sellers cash in the aggregate amount of $1,500,000 (the "Cash Consideration"), payable, in the manner set forth in Section 1.07 hereof, in three installments (each an "Annual Cash Payment") due, respectively, on each of the first three anniversaries of the Closing Date (each of such three dates an "Anniversary Payment Date"), as follows: (1) an Annual Cash Payment of $300,000 on the first Anniversary Payment Date; (2) an Annual Cash Payment of $500,000 on the second Anniversary Payment Date; and (3) and an Annual Cash Payment of $700,000 on the third Anniversary Payment Date. With respect to the first Annual Cash Payment, Buyer may elect to provide, in lieu of cash, a number of shares of Buyer Common Stock equivalent in aggregate value to the amount of such Annual Cash Payment, the value of each such share to be deemed equal to 80% of the average NASDAQ closing price during the 20 trading days immediately prior to the relevant Anniversary Payment Date (the "Optional Annual Stock Payment").

     1.06  Contingent Price.  In addition to the Base Price, Buyer shall pay to
           ----------------
Sellers, in the manner set forth in Section 1.07 hereof, an additional, contingent amount (the "Contingent Price") in the form of an earnout (the "Earnout"), but only if and to the extent Buyer is obligated to pay such Earnout pursuant to the following procedures:

          (a) The Earnout shall be payable in a maximum of three annual payments (each an "Earnout Payment"), each due, respectively, 15 days after an Anniversary Payment Date; provided, however, that no Earnout Payment shall be
                          --------  -------
due and payable on the respective Anniversary Payment Date unless the revenues for products and services related to the Assets, or products and services resulting from technology derived from the Assets (collectively, "Asset-Related Revenues") generated during the 12-month period ending on each such Anniversary Payment Date exceed, the following target amounts (each a "Target Revenue Amount"): (i) $3,000,000, prior to the first Anniversary Payment Date; (ii) $5,000,000, between the first and second Anniversary Payment Date, and (iii) $7,000,000, between the second and third Anniversary Payment Date.

          Excluded from the provisions of Section 1.06(a) are revenues derived from additional products/enhancements created due to Buyers additional investments and development, for which license and periodic maintenance fees are charged in addition to those normally charged present customers for the Asset-Related products and services, and which are not incremental adjustments to Asset-Related revenues for product and service fees.

          (b) In the event the Asset-Related Revenues exceed the Target Revenue Amount with respect to a particular Anniversary Payment Date, an Earnout Payment shall be due and payable by Buyer in an amount equal to the lesser of (i) 5% of the portion of such Asset-Related Revenues in excess of such Target Revenue Amount or (ii) $300,000, with respect to the first Anniversary Payment Date, $500,000, with respect to the second Anniversary Payment Date, and $700,000, with respect to the third Anniversary Payment Date. The Earnout Payments are to be computed independently, such that any or all of the three Earnout Payments may or may not be paid, depending on achievement of the specified level of Asset Related

Revenues for the relevant periods. However, if the average of the daily NASDAQ closing prices of a share of Buyer Common Stock during the last 20 consecutive trading days immediately prior to any Anniversary Payment Date upon which an Earnout Payment is due and payable exceeds $2.00 per share, the Earnout Payment percentage shall be reduced by 1% for each $1.00 increase in the stock price above $2.00 per share (e.g. the Earnout Payment percentage would be reduced from 5% to 3% if the Buyer Common Stock price were $4.00 per share and 0% if the Buyer Common Stock price were $7.00 per share).

     1.07  Manner of Payment; Escrow Fund.  On the Closing Date Buyer shall
           ------------------------------
deliver the Stock Consideration to an escrow agent (the "Escrow Agent") to be held in escrow (the "Escrow Fund") for a period of 24 months after the Closing Date pursuant to the terms of an escrow agreement to be executed by the parties at the Closing (the "Escrow Agreement"). If at the first Anniversary Date the equivalent publicly traded market value of the shares of Stock Consideration held in the Escrow Fund is less than $4,000,000, and Buyer elects to provide shares of Buyer Common Stock in lieu of the first Annual Cash Payment of $300,000, Buyer may elect to place such stock in the Escrow Fund. The Escrow Fund shall be subject to utilization as set forth in Section 6.01 hereof. Releases of amounts from the Escrow Fund by the Escrow Agent shall be allowed only as follows:

          (a) 300,000 shares of Buyer Common Stock shall be released pursuant to Schedule 1.07(a) hereto on the first business day following the last day of
   ----------------
the twelve-month period commencing on the Closing Date, provided that there
                                                        --------
shall not have occurred any indemnifiable loss or losses, in an aggregate amount exceeding the Threshold Claim Amount (as defined in Section 6.02 hereof), for which Sellers have not fully indemnified Buyer.

          (b) The balance of the Escrow Fund shall be released to Sellers on the first business day following the earlier to occur of the following:

               (i) the date of delivery by Sellers to Buyer of a guaranty in favor of Buyer, guaranteeing Sellers' Obligations (as defined in Section
     6.01 hereof), which guaranty either shall be supported by a letter of credit in an amount equal to the Maximum Indemnification Amount (as defined in Section 6.02 hereof), drawn on a United States bank reasonably acceptable to Buyer, or shall be another form of guaranty acceptable to Buyer; or
               (ii) the last day of the 24-month period commencing on the Closing Date, unless Buyer objects in writing prior to such release based on the evidence of an indemnifiable loss or losses, in an aggregate amount exceeding the Threshold Claim Amount, for which Sellers have not fully indemnified Buyer.

          (c) On each Anniversary Payment Date, if the market value of a number of publicly traded shares of Buyer Common Stock equal to the number of such shares held in the Escrow Fund (based on the average of the daily NASDAQ closing prices of a share of Buyer Common Stock during the last 20 consecutive trading days immediately prior to any Anniversary Payment Date), is greater than 125% of $4,000,000, the number of such shares in excess of the number whose equivalent value equals 125% of $4,000,000 will be released from the Escrow Fund to Seller within 10 business days of such Anniversary Date.

          (d) The balance of the Escrow Fund or any portion thereof may be released to Sellers

               (i) upon and according to the joint written instructions of both Buyer and Sellers or

               (ii) otherwise by the Escrow Agent in accordance with the Escrow Agreement.

Sellers, jointly, on the one hand, and Buyer, on the other, shall share equally all costs related to the establishment and maintenance of the Escrow Fund, as provided in the Escrow Agreement.

     1.08 Allocation of Purchase Price.  Buyer and Sellers have mutually agreed
          ----------------------------
to allocate the Purchase Price among the Assets in the manner set forth in
Schedule 1.08 hereto, after taking into account the applicable treasury
-------------
regulations ("Treasury Regulations") promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), and the fair market value of such items.
Buyer shall prepare for filing all tax returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Code, any Treasury Regulations promulgated thereunder, any other similar provisions of the Code and any other similar or applicable foreign, state or local tax law or regulation. Sellers shall provide information that may be reasonably required by Buyer for the purpose of preparing such tax returns.

                                  ARTICLE II

                                  THE CLOSING
                                  -----------

     2.01 Time and Place of Closing.  The Closing shall take place at the
          -------------------------
offices of Hunton & Williams, 411 Fayetteville Street, Raleigh, North Carolina, at such time and on such date as is mutually agreeable to Buyer and Sellers, but in no event later than March 15, 2001.

     2.02 Condition Precedent to Buyer's Obligation to Close.  The obligation
          --------------------------------------------------
of Buyer to consummate the transactions contemplated by this Agreement is subject to receipt by Buyer prior to the Closing Date of employment agreements, the terms of which are satisfactory to Buyer, executed by the individuals whose names are listed on Schedule 2.02 hereto.
                    -------------

     2.03 Deliveries by Sellers. Sellers shall deliver documents and take
          ---------------------
actions as specified in this Section at the Closing:

          (a) Sellers shall deliver (i) the Assets and (ii) a bill of sale relating to the Assets (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 1.01 hereof.

          (b) Sellers shall execute the Escrow Agreement in the form of Exhibit
                                                                        -------
2.03(b).
-------
          (c) Sellers shall deliver a guaranty agreement executed and delivered by ATH, in favor of Buyer, in the form of Exhibit 2.03(c) hereto (the "Guaranty
                                          ---------------
Agreement," and, together with this Agreement, the Escrow Agreement, the Letter of Understanding (as defined in Section 5.02 hereof), the "Transaction Documents"), guaranteeing all of Sellers' representations, warranties, covenants, agreements, liabilities and obligations under this Agreement and/or the other Transaction Documents.

          (d) Each of Sellers shall deliver resolutions of its Board of Directors, certified by its corporate secretary, authorizing the consummation of all of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all the other agreements contemplated herein.

          (e) Each of Sellers shall deliver (i) a copy of its Bylaws, certified by its corporate secretary, (ii) a copy of its current Articles of Incorporation, certified by the Secretary of State or equivalent governmental agent of its jurisdiction, and (iii) a Certificate of Good Standing, dated as of a recent date, from such Secretary of State or other official evidencing the good standing of such Seller in such jurisdiction.

          (f) Sellers shall deliver such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

     2.04 Deliveries by Buyer.  Buyer shall deliver documents and take actions
          -------------------
as specified in this Section at the Closing:

          (a) Buyer shall issue an irrevocable instrument instructing Mellon Investor Services LLC, as transfer agent, to issue to the Escrow Agent the Stock Consideration, as provided in Section 1.05(a).

          (b) Buyer shall execute the Escrow Agreement.

          (c) Buyer shall deliver resolutions of its Board of Directors, certified by its corporate secretary, authorizing the consummation of all of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all the other agreements contemplated herein.

          (d) Buyer shall deliver (i) a copy of its Bylaws, certified by its corporate secretary, (ii) a copy of its current Articles of Incorporation, certified by the Secretary of State of Pennsylvania, and (iii) a Certificate of Good Standing, dated as of a recent date, from such Secretary of State evidencing the good standing of Buyer in such jurisdiction.

          (e) Buyer shall deliver such other certificates, documents and instruments as Sellers reasonably request related to the transactions contemplated hereby.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Each of Sellers hereby represents and warrants, with respect to itself only and also in the case of ATH, with respect to the ATH Assets only, and in the case of WSI, with respect to the WSI Assets only, to Buyer that, except as set forth in Sellers' disclosure schedules attached as schedules to this Agreement (Sellers' Disclosure Schedules," which schedules set forth the

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

exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.01  Incorporation and Corporate Power.  Each of Sellers is a corporation
           ---------------------------------
duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of Sellers, which have been furnished by Sellers to Buyer prior to the date hereof, reflect all amendments made thereto and are correct and complete as of the date hereof. Each of Sellers is qualified to do business as a foreign corporation in every jurisdiction in which the nature of their businesses or their ownership of property requires it to be so qualified.

     3.02  No Breach.  The execution, delivery and performance of this Agreement
           ---------
by each of Sellers and the consummation by such Seller of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of such Seller or any material agreement or instrument executed in connection with the Assets by which such Seller is bound or affected.

     3.03  Execution, Delivery; Valid and Binding Agreement.  The execution,
           ------------------------------------------------
delivery and performance of this Agreement by each of Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each of Sellers and constitutes the valid and binding obligations of such Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

     3.04  Governmental Authorities; Consents.  Neither Seller is required to
           ----------------------------------
submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, with the exception that prior consent to such transaction is required from the South African Reserve Bank for ATH, and has been obtained for ATH. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by either of Sellers in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     3.05  Absence of Undisclosed Liabilities.  Neither of Sellers has
           ----------------------------------
liabilities or obligations required to be described in accordance with GAAP on a balance sheet of such Seller which have not been disclosed on the December 31, 2000 unaudited balance sheet of such Seller (with respect to such Seller, the "Latest Balance Sheet"), except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or as otherwise set forth in Sellers' Disclosure Schedule under the caption referencing this Section 3.05.

     3.06  Title to Assets.  Each of ATH and WSI, with respect to the ATH Assets
           ---------------
and the WSI Assets, respectively, owns good and marketable title to each of such Assets, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable,

(ii) liens set forth under the caption referencing this Section in Sellers' Disclosure Schedule, (iii) Assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $10,000. Further, and without in any way limiting the forgoing, each of Sellers specifically represents and warrants that its title to such Assets is free and clear of all liens and encumbrances held by any subsidiary of either of Sellers, Dana Commercial Credit Corporation, a Delaware corporation, or any other entity.

     3.07  No Tax Liens.  There are no liens for Taxes upon any of the Assets,
           ------------
except liens for Taxes not yet due. For purposes of this Agreement, the term "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever.

     3.08  Purchased Contracts.  A true and correct list of the Purchased
           -------------------
Contracts is set forth in Schedule 1.01(a)(vi) and Schedule 1.01(b)(i) hereto.
                          --------------------     -------------------
True and correct copies of the Purchased Contracts have been made available to Buyer. Each of the Purchased Contracts is in full force and effect as of the date hereof, constitutes binding obligations of each party thereto, and is valid and enforceable in accordance with its terms. To Sellers knowledge, neither of Sellers nor any other party is in default under the terms of any of the Purchased Contracts, and there exists no occurrence, event, condition or act which, upon the giving of notice or the lapse of time or otherwise, would likely become such a default. Except for any notices relating to disputes with respect to purported amendment to the EAMS Distribution Agreement (as defined in Section 6.01 hereof), neither of Sellers has given to or received from any other individual or entity any notice or other communication, whether oral or written, regarding any actual, alleged, possible or potential violation or breach of, or default under, any of the Purchased Contracts. None of the Purchased Contracts (a) is subject to cancellation or termination upon the sale of the Assets to Buyer or (b) requires the consent of a third party prior to the transfer thereof. Sellers expressly acknowledge their liability for disputes relating to purported amendments to the EAMS Distribution Agreement.

     3.09  Intellectual Property Rights.  Set forth under the caption
           ----------------------------
referencing this Section in Sellers' Disclosure Schedule is a complete, true and accurate list of all registered and non-registered or common law: (a) patents, trademarks, service marks, design marks, copyrights, trade names and brand names held by either of Sellers relating to the Assets, including all applicable registration or serial numbers, countries and jurisdictions, dates of filing, grant, renewal and expiration, mark, class and all other pertinent information (collectively, "Marks"), and (b) all trade secrets, know-how, formulae, proprietary processes and inventions that are material to the Assets, in each case which have been reduced to writing and excluding all retail/commercially-available computer software (collectively, the "Trade Secrets," and together with the Marks, the "Intellectual Property"). With respect to the Intellectual Property,

           (a) Sellers possess (exclusively, either individually or jointly, and without other persons/entities): (x) all right, title and interest in and full unencumbered ownership of and title to all the Intellectual Property, free and clear of all liens, claims and encumbrances of every type; all license and other agreements from third parties for Sellers' use of any Intellectual

Property are effective, valid and binding, in full force and effect and Sellers' use thereof does not violate any such agreements;

          (b) all registrations of Intellectual Property with governmental authorities have been duly issued and have not been canceled, abandoned or otherwise terminated; all renewals due through the Closing Date have been filed, and all applications for registration of Intellectual Property have been duly filed and are in process as of the Closing Date; and Sellers have taken all appropriate steps to protect and maintain the Intellectual Property;

          (c) to Seller's knowledge, with respect to the Intellectual Property, neither of Sellers is infringing upon any intellectual property rights of any other person or entity in any respect, nor has either of Sellers received any notice or communication regarding infringement upon or conflict with respect to intellectual property of any other person or entity with regard to the Intellectual Property;

          (d) Neither of Sellers has received any notice or communication challenging or questioning the validity of Sellers' ownership of the Intellectual Property or the validity or effectiveness of any license or similar agreement held by it with respect to any Intellectual Property, and neither of Sellers is aware of any facts that could reasonably be expected to lead to such an allegation;

          (e) Neither of Sellers has granted any other person or entity any rights (ownership, revenue-sharing or otherwise) with respect to any of the Intellectual Property; and

          (f) to the actual knowledge of Sellers, no person is using any intellectual property that is confusingly similar to, which infringes upon, or which violates Sellers' rights with respect to the Intellectual Property.

     3.10. Investment Intent; Legend on Shares.  Each of Sellers hereby
           -----------------------------------
represents and warrants as follows:

           (a) Sellers are acquiring the Stock Consideration for their own account and not with a view to distribution thereof within the meaning of
Section 2(11) of the Securities Act of 1933 (the "Securities Act"). None of the Stock Consideration will be registered under the Securities Act or the securities laws of any state and each Seller agrees that none of such restricted shares will be sold (or pledged, assigned or otherwise disposed, except pursuant to the Escrow Agreement) or offered for sale without registration under the Securities Act or the availability of an exemption therefrom or in violation of any other law, statute, regulation or other legal requirement of the United States of America or any state political subdivision thereof. Each Seller further understands and agrees that Buyer is not obligated to honor any attempt by it to sell, pledge, transfer or otherwise dispose of any such shares of Buyer Common Stock in the absence of an effective registration statement for such shares under the Securities Act and applicable state securities laws or an opinion of counsel, provided at the expense of Sellers and satisfactory in form and substance to Buyer and their counsel, that an exemption from registration is available. As a consequence of the foregoing, Buyer shall have the right (at its discretion) to cause any certificate evidencing shares of Buyer Common Stock constituting Stock Consideration to bear the following legends in substantially the following form:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state. The shares may not be sold, transferred, pledged or hypothecated in the absence of any effective registration statement under the 1933 Act and such registration or qualification as may be necessary under the securities laws of any jurisdiction, or an opinion of counsel satisfactory to Tangram Enterprise Solutions, Inc. that such registration or qualification is not required.

          (b) On request of Sellers, Buyer will use best efforts to promptly cause the legend to be removed once the underlying shares of Buyer Common Stock are no longer subject to such share transfer restrictions and such removal, in the opinion of Buyer's counsel, is no longer required under applicable legal requirements.

          (c) Each Seller further represents and warrants to Buyer that:

              (i) it has been furnished and has carefully read the information contained in this Agreement, the Schedules hereto, the documents referred to herein and in the Schedules hereto, and the reports filed by Buyer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Reports") previously delivered to it;

              (ii) it has been provided an opportunity to obtain additional information concerning Buyer, the Buyer Common Stock and any other relevant matters;
              (iii) it has been given the opportunity to ask questions of, and receive answers from, knowledgeable representatives of Buyer concerning Buyer and the Buyer Common Stock.

     3.11 Litigation.  There are no actions, suits, proceedings, orders or
          -----------
investigations pending or, to the best knowledge of Sellers, threatened against either of Sellers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if adversely determined against such Seller would have a material adverse effect on such Seller's ability to consummate the transactions contemplated in this Agreement. Neither of Sellers is subject to any order, consent decree, settlement or other similar written agreement of or with, or pending, to the knowledge of such Seller, any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any judgment, order, writ, injunction, decree or award of any federal, state or municipal regulatory agency or arbitrator.

     3.12  Insurance. Sellers have at all times maintained insurance relating to
           ---------
the Assets and covering property, fire, casualty, liability, life, worker's compensation, and all other forms of insurance customarily obtained by businesses in the same industry.

     3.13  Permits. Sellers have, in full force and effect, all licenses,
           -------
permits and certificates, from federal, state, local and foreign authorities necessary to conduct the business of Sellers related to the Assets (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth under the caption referencing this Section in Sellers' Disclosure Schedule. Sellers have conducted the business related to the Assets in compliance with all material terms and conditions of the Permits.

     3.14  Disclosure. No representation or warranty by Sellers contained in
           ----------
this Agreement or in Sellers' Disclosure Schedule, or any certificate or other instrument referred to herein contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary in order to make the statements contained herein or therein, not misleading. There is no fact known to Sellers relating to the Assets or to the business, affairs, operations, or condition of Sellers that materially adversely affects the Assets and which has not been disclosed to Buyer by Sellers.

     3.15  Brokerage.  No third party shall be entitled to receive any brokerage
           ---------
commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers, except pursuant to the agreement between Sellers and Alexander Hutton, Inc.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Sellers that:

     4.01  Incorporation and Corporate Power.  Buyer is a corporation duly
           ---------------------------------
incorporated, validly existing and in good standing under the laws of the State of Pennsylvania, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     4.02  Execution, Delivery; Valid and Binding Agreement.  The execution,
           ------------------------------------------------
delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity.

     4.03  Disclosure.  The information pertaining to Buyer, the business of
           ----------
Buyer and the condition of Buyer that is contained in the Reports does not contain any untrue statement of material fact and does not omit any fact necessary to prevent the statements made from being misleading.

     4.04  Capitalization.  The capitalization of Buyer is as follows:
           --------------
authorized capital stock of 48,000,000 shares of Common Stock, $0.01 par value, of which 10,816,604 shares are issued and outstanding to Safeguard Scientifics, Inc. ("Safeguard"). Buyer does not have any other class of capital stock outstanding. There are no outstanding options, warrants or any other rights whatsoever to acquire Buyer Common Stock or convertible/exercisable into Buyer Common Stock, except as disclosed in the Reports, and except for the anticipated debt-to-preferred-equity exchange, a draft of which has been disclosed to Sellers.

     4.05  Valid Issuance of Stock.  The shares of Buyer Common Stock
           -----------------------
constituting the Stock Consideration and any Optional Annual Payment, when sold and delivered in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

     4.06  Brokerage.  No third party shall be entitled to receive any brokerage
           ---------
commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                   ARTICLE V

                            POST-CLOSING COVENANTS
                            ----------------------

     5.01  Provision of Buyer Board Seat to Sellers' Designee.  Buyer agrees
           --------------------------------------------------
that Sellers shall be entitled to one seat on Buyer's board of directors for as long as Sellers (i) remain entitled to any Earnout Payment pursuant to Section
1.06 hereof or (ii) collectively hold shares, or possess voting control, of Buyer Common Stock constituting more than 10% of the shares of

Buyer Common Stock issued and outstanding. Pursuant to this covenant, Buyer agrees that Thomas R. Brown, or another qualified officer of either of Sellers designated by Sellers, will become a member of Buyer's board of directors of Buyer upon the Closing. His initial term will be one year, and he will be provided all voting rights and privileges as normally granted to other outside directors; however, he or his successor will vacate such seat and forfeit all such rights and privileges immediately upon the failure of either of Sellers to meet the condition set forth in the first sentence of this Article. Within 30 days of the Closing Date, Buyer shall deliver a shareholder voting agreement, executed by Safeguard, pursuant to which Safeguard shall agree to cast its votes in the election of Buyer's board of directors as necessary to accomplish Buyer's covenants in this Section 5.01.

     5.02  Good Faith Negotiation of Distribution Agreement.  Buyer agrees to
           ------------------------------------------------
negotiate in good faith with ATH, a distribution agreement, as contemplated in
Item 6(c)-(e) of the Term Sheet attached to the Mutual Letter of Understanding among the parties, dated December 28, 2000 (the "Letter of Understanding"), attached as Schedule 5.02 hereto, pursuant to the terms of which ATH will serve
            -------------
as a distributor for Buyer in Europe and Africa (the "Contemplated Distribution Agreement"); provided, however, that the Contemplated Distribution Agreement
             --------  -------
shall not be competitive with existing sales channels of Buyer.

     5.03  Cooperation in Preparation of Shares for Marketability.  Upon release
           ------------------------------------------------------
from the Escrow Fund to Sellers of any shares of the Stock Consideration, Buyer agrees to cooperate with Sellers in the timely preparation of such shares for marketability by effecting the removal of the legend when it is no longer legally required. Buyer agrees to allow Sellers to participate in any registration of shares by Buyer, provided Sellers pay any additional costs of such registration incurred as a consequence of Sellers participation therein.

     5.04  Licenses and Related Agreements.  Within 30 days of the Closing Date,
           -------------------------------
ATH and Buyer shall enter into certain business licenses and other agreements related to the Assets, as contemplated in Item 6(a)-(b) of the Term Sheet attached to the Letter of Understanding, which is attached as Schedule 5.02
                                                              -------------
hereto (collectively, the "Licenses and Related Agreements").

     5.05  Assignments of Purchased Contracts.  Within 30 days of the Closing
           ----------------------------------
Date, Sellers shall (i) execute an agreement assigning to Buyer all Purchased Contracts and providing for the assumption by Buyer of the Assumed Liabilities (the "Assignment and Assumption Agreement") and (ii) deliver to Buyer executed assignment agreements of third parties as required for effective assignment of all Purchased Contracts to Buyer; provided, that the parties agree that the Purchase Price shall be reduced by the actual unearned income remaining for the contract period for each such third-party assignment agreement Sellers fail so to deliver.

     5.06  Cooperation in Regulatory Filings.  Buyer and Sellers covenant to
           ---------------------------------
cooperate in the provision of information required for, and the preparation of, such regulatory filings, if any, as may be required with respect to the transactions contemplated in this Agreement; and Buyer and Sellers agree that Sellers shall bear all expenses related to such filings. If such required information includes an audit of WSI, Buyer agrees to bear one half the cost of such audit.

     5.07  Cessation of Use of Corporate Name.  Sellers agree to cease use of
           ----------------------------------
the "Wyzdom" name upon closing and covenant that to this end Sellers will cause WSI to change its corporate name within sixty (60) days after closing.

                                  ARTICLE VI

                         INDEMNIFICATION AND SURVIVAL
                         ----------------------------

     6.01  Indemnification; Escrow Fund.  Sellers agree to indemnify and hold
           ----------------------------
Buyer and its affiliates, directors, officers, employees and representatives ("Buyer Indemnified Parties") harmless from and against all liability, loss, damage, claim or injury, including reasonable attorneys fees and costs ("Damages") suffered or incurred by Buyer Indemnified Parties, except consequential or indirect damages in excess of $1,000,000, arising from (i) any claim for any debt, obligation or liability which is not specifically and expressly assumed by the Buyer pursuant to this Agreement, including, but not limited to, any liability arising from or in connection with purported amendments to that certain distribution agreement, dated April 22, 1999, between ATH and Enterprise Asset Management Solutions Ltd. (the "EAMS Distribution Agreement"); (ii) any misrepresentation, breach or violation of any covenant, agreement, representation or warranty of Sellers contained in this Agreement and/or any other of the Transaction Documents, or from any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by Sellers hereunder; and (iii) any suit, action, proceeding, claim or investigation, pending or threatened, against or affecting the Assets, including, but not limited to, any such action related to the EAMS Distribution Agreement, regardless of whether such is disclosed in a disclosure schedule hereto, that arose in any manner prior to the Closing Date, all of the above herein collectively referred to as the "Sellers Obligations." The Escrow Fund shall be utilized to fund indemnification payments to Buyer pursuant to this Article.

     6.02  Limitation on Right to Indemnification.  Except for indemnification
           --------------------------------------
with respect to the EAMS Distribution Agreement (as to which no limitations to the right to indemnification provided in this Article VI shall apply, provided Buyer shall accept the April, 1999 EAMS Distribution Agreement prior to any amendment thereof): (i) none of the Buyer Indemnified Parties shall be entitled to seek indemnification from Sellers under this Article VI unless and until the aggregate amount of such party's or parties' claims for indemnification hereunder exceeds the sum of $25,000 (the "Threshold Claim Amount"); provided, however,
                                                           --------  -------
that once the Threshold Claim Amount has been exceeded, such party or parties shall be entitled to seek indemnification for the full amount of its or their claims, including the Threshold Claim Amount; and (ii) the aggregate amount of indemnification payments to the Buyer Indemnified Parties for which Sellers may be liable pursuant to this Article shall be limited to $4,000,000 (the "Maximum Indemnification Payment Amount").

     6.03  Survival.  The representations and warranties contained in Articles
           --------
III and IV hereof, the covenants set forth in Article V and VII hereof and the Sellers Obligations shall survive the Closing for a period of 24 months following the Closing Date, except that there will be no such limitation on any claim for or resulting from fraud other than the applicable statute of limitations.

                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.01  Press Releases and Announcements. Sellers and Buyer agree that the
           --------------------------------
existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby are, and shall be treated as, confidential by the parties. Accordingly, each party agrees that, unless it receives consent from the other parties, it will (a) make no public comment concerning or announcement of the transactions contemplated hereby, (b) respond to all inquiries concerning the transactions contemplated hereby by stating that it is such party's policy not to comment on such inquiries (c) take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know and (d) notify the other parties of any rumor external to the parties of the transactions contemplated hereby. Sellers agree that after Closing Buyer may publicly announce the consummation of the transaction contemplated herein.

     7.02  Expenses. Except as otherwise expressly provided for herein, each
           --------
party will pay all of its own fees, costs and expenses incurred (whether the transactions contemplated hereunder are consummated or not) in connection with the transactions contemplated by this Agreement.

     7.03  Further Assurances. Sellers and Buyer agree that, on and after the
           ------------------
Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     7.04  Amendment and Waiver. This Agreement may not be amended or waived
           --------------------
except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     7.05  Notices.  All notices, demands and other communications to be given
           -------
or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

     Notices to Sellers:                     with a copy to:
     ------------------                      --------------

     Axial Technology AG                     Axiam Holdings Ltd.
     Blickendorfer Strasse 2                 Axial House, Woodmead Estate
     6312 Steinhausen Switzerland            1 Woodmead Drive
     Attention: The Director                 Woodmead 2128 South Africa
     Facsimile: +4141 7430311                Attention: Chief Executive Officer
                                             Facsimile: +2711 8022077
     Notices to the Buyer:                   with a copy to:
     --------------------                    --------------

     Tangram Enterprise Solutions Inc.       Hunton & Williams
     11000 Regency Parkway, Suite 401        411 Fayetteville Street Mall, Suite
     Cary, NC 27511-8504                     1400 Raleigh, North Carolina 27601
     Attention: John N. Nelli                Attention: William S. Patterson
     Facsimile: (919) 653-6226               Facsimile: (919) 899-3160

     7.06  Assignment.  This Agreement and all of the provisions hereof will be
           ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

     7.07  Severability. Whenever possible, each provision of this Agreement
           ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.08  Complete Agreement. This Agreement, and the other exhibits hereto,
           ------------------
and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     7.09  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     7.10  Governing Law. The internal law, without regard to conflicts of laws
           -------------
principles, of the State of North Carolina will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                              TANGRAM ENTERPRISE SOLUTIONS, INC.

                              By: /s/ Norman L. Phelps
                                 ----------------------------------------
                                  Norman L. Phelps, President and CEO

                               AXIAL TECHNOLOGY HOLDING AG

                              By: /s/ Thomas R. Brown
                                 ----------------------------------------
                                  Thomas R. Brown, Director

                              WYZDOM SOLUTIONS INC.

                              By: /s/ Patrica A. Benson
                                 ----------------------------------------
                                  Patricia A. Benson, President and CEO

                             Schedule 1.01(a)(vi)
                            ATH Purchased Contracts

The following are the license, maintenance, services and distribution agreements for Wyzdom products (collectively, the "ATH Purchased Contracts")

1. Distributor Agreement dated 22 April 1999 without amendment, between Enterprise Asset Management Services Limited and Axial Technology Holding AG

2. Distributor Agreement dated 5 October 2000 between Unisys Africa Limited and Axial Technology Holding AG

3. Software Licence Agreement dated 31 August 2000 between Unisys Africa Limited and Axial Technology Holding AG

4. Software Maintenance Agreement dated 31 August 2000 between Unisys Africa Limited and Axial Technology Holding AG

5. Software Licence Agreement dated 13 June 2000 between Unisys Hungary Kft and Axial Technology Holding AG

                              Schedule 1.01(b)(i)
                            WSI Purchased Contracts

The following are the license, maintenance, services and distribution agreements for Wyzdom products (collectively, the "WSI Purchased Contracts").

     Software License and Maintenance Agreements
     -------------------------------------------

     1. Software License Agreement dated May 8, 1998, between Federal Reserve Bank of New York and DCCC.

     2. Addendum dated January 18, 1999 to Software License Agreement, dated May 8, 1998 between Federal Reserve Bank of New York and DCCC.

     3. Software Maintenance Agreement, dated December 31, 1999 by and between BlueCross BlueShield of South Carolina and Wyzdom Solutions, Inc.

     4. Software license agreement dated December 31, 1999 by and between BlueCross BlueShield of South Carolina and Wyzdom Solutions, Inc.

     5. Software license agreement dated September 18, 2000 by and between Micropath Inc. and Wyzdom Solutions, Inc.

     6. Software License Agreement, dated February 1, 1999, by and between Axial Rentals (Pty) Limited and DCCC

     7. Software License Agreement, dated December 31, 1998, by and between BancBoston Robertson Stevens, Inc. and DCCC.

     8. Software License Agreement, dated December 31, 1998, by and between OfficeMax, Inc. and DCCC.

     9. Software Maintenance Agreement, dated December 31, 1998, by and between OfficeMax, Inc. and DCCC.

     10. Software License Agreement dated as of July 21, 2000 by and between Wyzdom Solutions, Inc. and Science Applications International Corp.

     11. Software Maintenance Agreement dated as of July 21, 2000 by and between Wyzdom Solutions, Inc. and Science Applications International Corp.

     Wyzdom Reseller or Distribution Agreements
     ------------------------------------------

     12. Authorized Value-Added Reseller Agreement, dated March 20, 2000, by and between Orion Lightworks, L.P. doing business as Orion Communications and Wyzdom Solutions, Inc.

     13. Authorized Value-Added Reseller Agreement, dated September 8, 1998, by and between CompuCom and DCCC.

     14. Authorized Value-Added Reseller Agreement, dated March 1, 1999, by and between Technology Asset Management and DCCC.

                              Schedule 1.01(b)(i)
                            WSI Purchased Contracts

     Other Agreements
     ----------------

     15. Software Escrow Agreement, dated March 27, 1992, by and between Benson Software Systems, Inc. and National Safe Depository and Amendment A, dated October 2, 1998, to Software Escrow Agreement, dated March 27, 1992. (Acknowledges name change from Benson Software Systems to DCCC.)

     16. Onyx Software License Agreement, dated December 31, 1996, between Dana Commercial Credit Corporation and ONYX Software Corporation.

     17. Mutual Non-Disclosure Agreement, dated June 26, 1998, by and between Ascent Information Technology Limited and DCCC.

     18. Mutual Non-Disclosure Agreement, dated October 27, 1998, by and between Technology Asset Management and DCCC. (Term of Agreement is 1 year but parties' obligations under Agreement upon receipt of Confidential Information is 3 years from October 27, 1998 or the last date on which any Confidential Information is received.)

     19. Employee/Contractor Protection of Confidential Data Agreement, between Julie Lesnewich and DCCC.

     20. Employee/Contractor Protection of Confidential Data Agreement, between Sharon Slonecker and DCCC.

     21. Employee/Contractor Protection of Confidential Data Agreement, between Dominique Zuni and DCCC.

     22. Non-Disclosure and Confidentiality Agreement dated October 22, 1999 between Patricia Benson and Wyzdom Solutions, Inc.

     23. Employee/Contractor Protection of Confidential Data Agreement, between Sandy Lopez and Wyzdom Solutions, Inc.

                             Schedule 1.01(b)(ii)
                         Unearned Maintenance Revenue

The cash equivalent to funds received with respect to maintenance/service agreements, to the extent that those funds are unearned at the time of closing.

                                             WYZDOM
                                             VERSION    MAINT FEE     MAINT FEE                             UNEARNED
          CUSTOMER               TYPE       INSTALLED     AMOUNT        PAID          MAINT PERIOD          SVCE MTCE
--------------------------------------------------------------------------------------------------------------------------
Axial Group Holding AG        Distributor      6.0       $ 6,390          Y        6/1/2000 - 5/31/2001      $ 1,597.50

BlueCross BlueShield SC         Direct         6.0       $16,650          Y        4/15/2000 - 4/14/2001     $ 2,775.00
                              Enterprise
                               Customer

OfficeMax                       Direct       5.5 SP3     $16,470          Y        3/4/2000 - 3/3/2001       $       -
                              Enterprise
                               Customer

SAIC-DESC                       Direct         6.0S      $378/mo          Y         36 months From           $ 1,890.00
                              Enterprise                                              Effective -
                               Customer                                                 7/21/00
                                                         $1722/mo                                            $ 8,610.00

Unisys Africa                 Distributor      6.0       $11,790          Y        6/1/2000-5/31/2001        $ 2,947.50

Unisys Hungary                Distributor    5.5 SP3     $ 9,090          Y        6/1/2000-5/31/2001        $ 2,272.50
                                                                                                             ----------
                                                                                                             $20,092.50
                                                                                                             ==========

                                 Schedule 1.02
                           WSI Employment Contracts

1. Employment Agreement between Patricia Benson and Wyzdom Solutions, Inc. dated as of February 12, 2001.

2. Employment Agreement between Julie Lesnewich and Wyzdom Solutions, Inc. dated as of February 12, 2001.

3. Employment Agreement between Sandy Lopez and Wyzdom Solutions, Inc. dated as of February 12, 2001.

4. Employment Agreement between Sharon Slonecker and Wyzdom Solutions, Inc. dated as of February 12, 2001.

5. Employment Agreement between Dominique Zuni and Wyzdom Solutions, Inc. dated as of February 12, 2001.

                                Schedule 1.07a

                           Release of 300,000 Shares


Instructions by ATH, and confirmed by Tangram, will be issued to Escrow Agent to release up to 300,000 shares from Escrow to Transfer Agent, for distribution to former Wyzdom employees. Shares are vested according to a schedule set forth in a separate agreement between ATH and the below named former Wyzdom employees. Any unvested former Wyzdom employee shares will remain in escrow in accordance with the terms of this Asset Purchase Agreement and be distributed to ATH. The maximum share distribution, if all terms of the Wyzdom employee bonus program are met is:

               Patricia Benson:         175,000 shares
               Sharon Slonecker:         90,000 shares
               Julie Lesnewich:          15,000 shares
               Domonique Zuni:           12,000 shares
               Sandy Lopez:               8,000 shares

                    Maximum Release     300,000 shares

Instruction details for the Escrow Agent, labeled "Instructions for Release of Stock", contain specific share distribution for the former employees and will be contained in a separate document.

                                 Schedule 1.08
                         Allocation of Purchase Price



ATH's Proprietary Asset Management Technology,
 some or all of which is commonly
 known as Wyzdom                                  $ 3,700,100

Purchased Contracts from WSI                      $   106,300
                                                  -----------
                                                  $ 3,806,400

                                 Schedule 2.02
                             Employment Agreements

Employment Agreements executed by five employees named below and accepted by
Buyer:

     1.   Patricia Benson
     2.   Julie Lesnewich
     3.   Sandy Lopez
     4.   Sharon Slonecker
     5.   Dominique Zuni

                                 Schedule 3.0

                              Disclosure Schedule


          Except as disclosed below, Sellers offer no other disclosures as exceptions to the representations and warranties contained in Article III of the Asset Purchase Agreement.

Section 3.02 No Breach:

     There are outstanding notes or commitments with Dana Commercial Credit Corporation, the original vendor of Wyzdom to Axial that could be accelerated or considered breached by DCCC.

Section 3.05  Absence of Undisclosed Liabilities:

     (a) According to Deloitte & Touche Auditor's report for year ended December 31, 1999 for ATH " In our opinion, the accounting records, the financial statements and the proposed appropriation of available earnings comply with the law and company's articles of incorporation, ...". Since ATH financials are prepared to comply with Swiss law, Seller cannot represent that Swiss law and GAAP are identical.

     (b) Version 6.0 of Wyzdom contains software licensed from ChiMu Corporation. A Software License Agreement dated November 1, 1997 was executed by DCCC and sent to ChiMu, but the signed agreement was never signed by ChiMu. Subsequently the ChiMu software has been removed from Wyzdom, and future releases after V6.0 will not include it.

     (c) There are letters dated 1 November, 2000, 6 February, 2001 and 7 February, 2001 from Axial to EAMS, which have been provided to Tangram. Sellers shall remain liable for disputes arising from these letters.

Section 3.06  Title to Assets:

     A letter from DCCC dated 26 January 2001 confirms to Axial that "DCCC holds no further rights or claims to Wyzdom software", and there are no other liens or security interests.

                                 Schedule 3.0

                              Disclosure Schedule


Section 3.09 Intellectual Property Rights:

------------------------------------------------------------------------------------------------------------------
   MARK                  APPLICATION /                    CLASS:                STATUS            ACTION
                         REGISTRATION                 GOODS/SERVICES                               DUE
===================================================================================================================
                                                      UNITED STATES
===================================================================================================================
ASSETWYZE           Application No. 76/095,491      Int'l Class 9:            Filed 7/11/00      Office Action
                                                    --------------
                                                    computer software for     Office Action      response due
                                                    evaluating and            issued 2/15/01     8/15/01
                                                    analyzing information
                                                    technology needs and
                                                    solutions, and for
                                                    managing information
                                                    technology assets
-------------------------------------------------------------------------------------------------------------------
LEASEWYZE           Application No. 75/873,261      Int'l Class 9:            Filed 12/16/99     Statement of
                                                    --------------
                                                    computer software for     Allowed 10/3/00    Use and/or 1/st/
                                                    evaluating and                               Extension
                                                    analyzing information                        Request due
                                                    technology needs and                         4/3/01
                                                    solutions, and for
                                                    managing information
                                                    technology assets
-------------------------------------------------------------------------------------------------------------------
LINKWYZE            Application No. 75/873,258      Int'l Class 9:            Filed 12/16/99     Statement of
                                                    --------------
                                                    computer software for     Allowed 10/3/00    Use and/or 1/st/
                                                    evaluating and                               Extension
                                                    analyzing information                        Request due
                                                    technology needs and                         4/3/01
                                                    solutions, and for
                                                    managing information
                                                    technology assets
-------------------------------------------------------------------------------------------------------------------
NEEDWYZE            Application No. 76/093,291      Int'l Class 9:            Filed 7/11/00      Check status
                                                    -------------
                                                    computer software         Scheduled for      Publication
                                                    for evaluating and        Publication        Notice 3/15/01
                                                    analyzing information
                                                    technology needs and
                                                    solutions, and for
                                                    managing information
                                                    technology assets




-------------------------------------------------------------------------------------------------------------
  MARK                  APPLICATION /           CLASS:                     STATUS             ACTION DUE
                        REGISTRATION         GOODS/SERVICES
=============================================================================================================
ORDERWYZE            Application No.         Int'l Class 9:              Filed 12/16/99       Statement of
                                             -------------
                     75/873,257              computer software           Allowed 10/3/00      Use and/or 1/st/
                                             for evaluating and                               Extension
                                             analyzing information                            Request due
                                             technology needs and                             4/3/01
                                             solutions, and for
                                             managing information
                                             technology assets
-------------------------------------------------------------------------------------------------------------
PROCUREWYZE          Application No.         Int'l Class 9:              Filed 12/16/99       Statement of
                                             -------------
                     75/873,031              computer software           Allowed 10/3/00      Use and/or 1/st/
                                             for evaluating and                               Extension
                                             analyzing information                            Request due
                                             technology needs and                             4/3/01
                                             solutions, and for
                                             managing information
                                             technology assets
-------------------------------------------------------------------------------------------------------------
REPORTWYZE           Application No.         Int'l Class 9:              Filed 12/16/99       Statement of
                                             -------------
                     75/873,260              computer software           Allowed 10/3/00      Use and/or 1/st/
                                             for evaluating and                               Extension
                                             analyzing information                            Request due
                                             technology needs and                             4/3/01
                                             solutions, and for
                                             managing information
                                             technology assets
-------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
      MARK                 APPLICATION /             CLASS:                     STATUS                   ACTION DUE
                           REGISTRATION          GOODS/SERVICES
========================================================================================================================
                           Application No.       Int'l Class 42:             Filed 8/11/99              Office
 *WYZDOM                   75/773,484            --------------                                         Action
SOLUTIONS                                        consulting services,        Amendment to               response due
                                                 namely, documenting         Allege Use filed           8/13/01
                                                 and analyzing others'
                                                 processes for asset         Office Action              HBMVR note:
                                                 management of               issued 2/13/01             application
                                                 information                                            suspended per
                                                 technology;                                            Office action
                                                 re-engineering and                                     issued
                                                 developing more                                        2/13/01,
                                                 efficient and                                          pending
                                                 cost-effective                                         disposition of
                                                 asset-management                                       WISDOM
                                                 processes for others;                                  application
                                                 documenting and                                        75/612,211-
                                                 outlining how                                          -for which a
                                                 asset-management tools                                 final refusal
                                                 will be deployed and                                   to register
                                                 interacted with; and                                   issued 2/13/01
                                                 software development,
                                                 implementation and
                                                 customization
------------------------------------------------------------------------------------------------------------------------
                           Registration No.      Int'l Class 42:             Filed 1/8/98               Section 8
 *STRATEGIC                2,347,772             --------------                                         Declaration
 ASSET                                           consulting services,        Registered 5/2/00          due 5/2/06
 MANAGEMENT                                      namely, for assisting       (Supplemental
 ANALYSIS                                        in the selecting and        Register)                  Renewal
                                                 sizing of asset                                        Application &
                                                 management software         HBMVR correction:          Section 8
                                                 and determining the         assignment to Axial        Declaration
                                                 return on investment        Technology Holding         due 5/2/10
                                                 of computer systems         AG recorded 12/13/99
                                                                             at reel/frame
                                                                             002009/0178.
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
    MARK                 APPLICATION /                CLASS:                  STATUS                  ACTION DUE
                         REGISTRATION             GOODS/SERVICES
====================================================================================================================
   *WYZDOM         Registration No. 1,697,483     Int'l Class 9:            Filed 8/9/91             Renewal
                                                  -------------
                                                  computer programs for     Registered 6/30/92       Application &
                                                  asset management of                                Section 8
                                                  owned, leased and         HBMVR note: Sec. 8 &     Declaration
                                                  rental computer and       15 accepted 9/23/98;     due 6/30/02
                                                  computer-related
                                                  equipment                 HBMVR correction:
                                                                            assignment to Axial
                                                                            Technology Holding
                                                                            AG recorded 12/13/99
                                                                            at reel/frame
                                                                            002009/0178
------------------------------------------------------------------------------------------------------------------------------------
                                             CTM (EUROPE)
------------------------------------------------------------------------------------------------------------------------------------
   WYZDOM          Registration No. 292078        Int'l Class 9:            Filed 6/6/96             Renewal due
                                                  -------------
                                                  computer software, for    Registered 10/1/98       6/6/06
                                                  an asset management
                                                  system

                                                  Int'l Class 35:           HBMVR note: as of
                                                  --------------
                                                  providing business        2/27/01, local
                                                  information; services     counsel is
                                                  in connection with        completing recordal
                                                  computer software for     of assignment to
                                                  asset management          Axial Technology
                                                  systems; asset            Holding AG
                                                  management services
--------------------------------------------------------------------------------------------------------------------


Section 3.10 Investment Representations:

     Axial is acquiring stock for its own account except for a certain minority distribution of the shares to key Wyzdom Solutions, Inc. employees, Alexander Hutton, and others, all of which has been disclosed to Buyers.

          Section 3.11 Litigation

     There is a dispute between WSI and OnDisplay. WSI licensed OnDisplay's software for the purpose facilitating access to supplier catalogs over the web. The software did not work as advertised and was returned, and there is a dispute over payment of the software license fee. The OnDisplay software is not used in the Wyzdom software product. They have filed a claim and WSI's legal counsel is pursuing WSI's legal remedies and resolution.

     On Tuesday, February 27, 2001 WSI was served a summons by Molalla Holdings Inc. DBA Accounts Receivable Management Solutions on behalf of Digital Engraving, Inc. claiming non payment of $2,736.83. WSI paid Digital Engraving the full amount owing on February 23, 2001. WSI is pursuing Molalla to dismiss the suit.

Section 3.13 Permits:

     There are no permits known to be required that are related to the Assets described in this agreement.

Section 3.15 Brokerage:

     By agreement, Alexander Hutton Inc., a Washington corporation, is entitled to a percentage of the total purchase consideration received by Seller. This amount shall be 5% of the Stock Consideration, 5% the Cash Consideration and 4% of the Contingent Price. Seller shall instruct Buyer to make the payment of Alexander Hutton's share of the Cash Consideration and the Contingent Price considerations directly to them. Where Stock Consideration is held in Escrow, Seller shall provide instructions to Escrow Agent whereby upon release from Escrow to the Transfer Agent, the Transfer Agent is instructed to record the designated certificates in the name of Alexander Hutton Inc.

                                  Schedule 3.0

                              Disclosure Schedule



Any notices for Alexander Hutton Inc. should be sent to:

Attn: Corporate Secretary
      Alexander Hutton Inc.
      999 Third Ave. - Suite 3700
      Seattle WA 98104
      Tel: (206) 341-9800

                                 Schedule 5.02

               Term Sheet attached to the Letter of Understanding


                            TANGRAM-AXIAL TERM SHEET


1. "Tangram" agrees to acquire, and "Axial" (collectively Axial Technology Holding AG plus Axial Investments and Trading Limited plus Wyzdom Solutions Inc. or their respective assignees) agree to sell to Tangram, free and clear of all liens and encumbrances, the following assets owned by Axial:

     a. All rights of ownership to the Axial proprietary asset management technology commonly known as Wyzdom

     b. All source code, and all documentation and tools developed to create, implement and support Wyzdom and related products and services

     c. All intellectual property trademarks, copyrights, naming rights, domains and patents related to Wyzdom and related products and services.

     d. All license and distribution agreements for Wyzdom products and related services.

     e.   All support contracts for Wyzdom products and services.

     f. All client and prospect lists, databases, and related proprietary marketing and sales information for Wyzdom products and services.

     g. All marketing, Sales, Implementation Customer Support, and Training documentation, together with all processes and procedures, related to Wyzdom products.

2. Tangram agrees to pay Axial the following compensation for the assets defined in Item 1 by the following three steps.

a. Tangram common stock (Nasdaq symbol TESI) - 3,000,000 shares at closing, provided the outstanding stock pre-closing is less than 17 million shares. Tangram shall deliver 1,500,000 shares at closing and escrow 1,500,000 shares to secure Axial's indemnification of Tangram with regard to any breach of the representations and warranties given by Axial in the definitive agreement. Absent an indemnifiable event the escrowed shares shall be delivered six months following closing or the Tangram/Wyzdom -Asset Management product launch date, whichever comes first. Axial has the right to renegotiate or decline if the closing price average of the prior five trading days before closing is below $0.25 per share, and Tangram has similar right to renegotiate or decline if the closing price average of the five trading days before closing is greater than $1.00 per share.

b. Cash in the amount of $1,500,000, payable during the three years after closing as follows:

   . End of 12/th/ month - $300,000 USD, with Tangram having the option to provide Tangram common stock in lieu of cash, with the per share price computed at 80% of the average market closing price during the 10 trading days preceding the end of month 12.

   . End of 24/th/ month - $500,000 USD

   . End of 36/th/ month - $700,000 USD

c. An upside cash bonus, payable during the three years after closing, provided the revenue generated for asset management products and services in aggregate exceeded $3 million during first 12 months, $5 million during second 12 months, and $7 million during third 12 months. When revenues exceed these baseline amounts during each respective 12 month period, Axial will earn a 5% cash bonus on asset management revenue in excess of the agreed baseline amounts up to a limit of an additional $300,000, $500,000, and $700,000 over and above the amounts specified in item 2b above computed through end of month 12, 24, and 36 respectively. The upside cash bonuses are to be computed independently, such that any or all of the 3 bonuses may or may not be paid depending upon the achievement of the revenue goal for any one period. However, if the Tangram common stock price exceeds an average price of $2.00 per share (computed based on the average of the closing prices during the last month of each of the 12 month periods), the cash bonus is reduced 1.0% for each $1.00 increase in stock price above $2.00, up to a limit of $7.00. (e.g. If the average stock price is $4, the bonus is reduced to 3%; If the limit is reached -$7 or above for any defined 12 month period, the bonus is reduced to 0%.)

3. Axial agrees that Tangram may enter into employment negotiations with key people currently employed by Wyzdom Solutions. A prerequisite to closing shall be Tangram having employed sufficient Wyzdom employees to transfer to Tangram the necessary domain expertise. If closing does not occur, Tangram agrees not to employ them during the following 12 months without the consent of Axial.

4. Axial agrees to work diligently with Tangram to determine strong incentives for key people from Wyzdom Solutions that become Tangram employees, such that there is incentive through Axial as well as through Tangram for mutual success by all parties for a period of twelve months following closing.

5. Axial shall be entitled to one board seat of Tangram as long as Axial has outstanding earn-out entitlement and/or collectively holds greater than 10% of the ordinary issued stock of TESI. Thomas R. Brown, or another qualified officer of Axial or its holding company, will become a member of the Board of Directors of Tangram upon closing. His initial term will be one year, and he will be provided all voting rights and privileges as normally granted to other outside directors.

6. Axial and Tangram will enter into a set of business licenses and other agreements at closing:

   a. Axial will be granted a perpetual, non-exclusive, no-cost license, plus source and object code software, for the most current version by Wyzdom at the time of closing for use within the business of Axial. This license does not allow for sale or lease of Wyzdom to other end users or distributors but does envisage the use of Wyzdom for the provision of hosted asset management services by Axial as part of its business offerings.

   b. Axial will enter into agreement and will pay normal product maintenance fees for future Tangram product upgrades at the most favored client rate. During the efficacy of the agreement, Axial will be provided the product upgrades to Wyzdom, or its successor product created by Tangram. In addition, source code upgrades will be provided under same conditions as item 6.a.

   c. Axial will be able to acquire other Tangram products and support at most favored distributor rate for its internal use.

   d. Where Axial's business needs special features for the Wyzdom/Tangram product, upon reasonable notice Tangram agrees to provide custom technical support at their most favored client rates. When Axial pays for such features, Tangram agrees to provide *Axial exclusive use of such special features for six months after acceptable delivery to Axial. Tangram retains the ownership and right to use such features in their products thereafter at Tangram's option.

e. Axial and Tangram agree to negotiate a separate distribution agreement whereby Axial may serve as a distributor or similar value function for Tangram in Europe and Africa, to the extent such an agreement will not be competitive with existing sales channels.

7. Wyzdom Solution Inc's capital equipment and building lease are not included as part of the consideration paid by Tangram in Item 2. However, if Tangram desires any such equipment prior to closing that is not already sold to others, Axial agrees to sell it to Tangram at Axial's then book value.

8. Closing is scheduled for on or before 31 January 2001, and will require approval of the board of directors of Axial and Tangram as well as of all applicable regulatory authorities prior to closing. Time is of the essence.

9. No public announcement regarding this transaction will be made by either party without the prior approval of Tangram's or Axial's legal counsel.